United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2024

Phoenix Motor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41414	85-4319789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Lakeview Loop Anaheim, CA	92807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 987-0815

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0004 per share	PEV	The Nasdaq Stock Market LLC

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01.	Other Events.

On May 17, 2024, the Board of Directors (the “Board”) of Phoenix Motor Inc. (the “Company”) established a special committee to investigate various allegations against Mr. Xiaofeng Denton Peng, the current Chief Executive Officer of the Company (“CEO”), including but not limited to a breach of his fiduciary duty as the CEO of the Company, Chairman and Director of the Board, and as a majority shareholder of the Company by causing the Company to enter into related party transactions, including that certain guarantee, dated March 6, 2024, in favor of Streeterville Capital, LLC. Pursuant to the guaranty, the Company is obligated to guarantee repayment of a debt of $14.98 million incurred by SPI Energy Co., Ltd. (Nasdaq: SPI) where Mr. Peng is currently serving as CEO. The Board believes that this is an unauthorized related party transaction that harms the Company and its minority shareholders. In light of the foregoing, the Board has suspended Mr. Peng from his position and responsibilities as the CEO of the Company with immediate effect, pending the outcome of the investigation. The Company's former Chief Financial Officer, J. Mark Hastings, has been appointed by the Board to assume the role of interim CEO until the conclusion of the investigation. A further statement will be made when the investigation is complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2024	PHOENIX MOTOR INC.

	By:	/s/ J. Mark Hastings
	Name:	J. Mark Hastings
	Title:	Interim Chief Executive Officer